Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10105 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

April 18, 2022

Oncocyte Corporation

15 Cushing

Irvine, California 92618

Re:	Registration Statement of Oncocyte Corporation

Ladies and Gentlemen:

We have acted as counsel to Oncocyte Corporation, a California corporation (the “Company”), in connection with the registration by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of shares of the Company’s common stock, no par value per share (the “Common Stock”), warrants to purchase shares of Common Stock (the “Warrants”) and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), pursuant to a shelf Registration Statement on Form S-3 (File No. 333- 256650), initially filed by the Company with the Commission on May 28, 2021 and declared effective by the Commission on June 8, 2021, a prospectus dated June 8, 2021 (the “Prospectus”), and a related prospectus supplement filed by the Company on April 15, 2022 (the “Prospectus Supplement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below, including but not limited to the Articles of Incorporation, as amended, and Amended and Restated Bylaws of the Company, the form of warrant, the Prospectus, the Prospectus Supplement and the Underwriting Agreement, dated April 13, 2022, between the Company and the underwriters named therein,. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based on the foregoing, we are of the opinion that:

A.	When the offering is completed as contemplated by the Registration Statement and Prospectus Supplement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

B.	When the Warrants are issued, delivered and paid for, as contemplated by the Registration Statement and Prospectus Supplement, such Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and(d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant.

C.	When the offering is completed as contemplated by the Registration Statement and Prospectus Supplement, the shares of Common Stock issuable upon exercise of the Warrants will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the shares of Common Stock and Warrant Shares being validly issued, fully paid and non-assessable and the Warrants constituting legally binding obligations of the Company in reliance upon the opinion of Thompson Welch Soroko & Gilbert LLP with respect to the laws of the State of California. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended (the “Act”). We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated April 18, 2022 and to the reference to our firm in the Prospectus Supplements under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP